Exhibit 99.1

                   Coors Achieves Higher Third Quarter Sales,
                       Net Income and Earnings per Share

    GOLDEN, Colo., Oct. 23 /PRNewswire-FirstCall/ -- Adolph Coors Company (NYSE: RKY) today announced higher consolidated net sales, net income and earnings per share for the third quarter of 2003.

    For the 13-week quarter ended Sept. 28, 2003, the company reported consolidated net sales of $1.0 billion, a 3.9 percent increase over last year. Third quarter 2003 sales volume totaled 8,772,000 U.S. barrels, or 10,293,591 hectoliters (HLs), up 4.3 percent from a year ago.

    The company achieved consolidated 2003 third quarter net income of $61.4 million, a 31.8 percent increase from the third quarter of 2002. Third quarter 2003 diluted earnings per share increased 31.3 percent to $1.68.

    Leo Kiely, Coors Brewing Company (CBC) president and chief executive officer, said, "Overall, third quarter results for Coors Brewing Company reflect a considerable improvement from first-half results. Despite continuing industry headwinds in the U.S., we made progress in key areas of both our Americas and Europe segments. Although we continued to face a challenging volume environment in the U.S., we made significant progress in reducing operations costs and improving our sales mix. Our businesses in Canada and Puerto Rico also boosted third quarter Americas results. In Europe, very strong volume growth resulted primarily from a combination of solid sales execution, unusually warm summer weather this year and an easy comparison to weak sales in July last year. Meanwhile, cost savings from closing our Cape Hill brewery largely offset the loss of income in the quarter this year from contract brewing and transitional services arrangements, most of which concluded late last year.

    "Looking ahead, we plan to reduce U.S. distributor inventories in the fourth quarter to be roughly in line with levels at the end of 2002, which may impact our ability to grow sales and leverage fixed costs in the quarter. We'll continue our efforts to improve top-line growth in the U.S. by leveraging our NFL sponsorship and other marketing properties, as well as focusing on retail execution in key markets and channels. In Europe, our goal is to maintain strong momentum behind our key brands, especially Carling and Grolsch, while continuing to achieve a more profitable balance between volume and margin in the off-trade channel. We made significant progress on this last goal toward the end of the third quarter."

    Kiely added, "As previously announced, we implemented significant new supply-chain information systems and processes in our U.S. business at the beginning of the fourth quarter. In preparation, we increased distributor inventories by about 100,000 barrels above usual seasonal levels prior to the end of the third quarter. The distributor inventory build has helped us to work through some of the implementation challenges related to a system rollout of this magnitude. Nonetheless, in the first few weeks of the fourth quarter we've had some challenges shipping enough beer to meet demand from our distributors. This has resulted in additional costs in the range of about
$1 million to $3 million during the first three weeks of the quarter, primarily in higher freight costs. We believe that our contingency planning and mitigation efforts have limited the sales impact of the transition, but we have more work to do to get all of these systems working smoothly."


    Americas Segment Results

    The Americas segment net sales were $640.4 million, a 2.6 percent increase from a year earlier. Third quarter 2003 sales volume totaled 5,960,000 U.S. barrels (6,993,822 HLs), up 0.1 percent from 2002. Distributor sales to retail decreased approximately 0.3 percent compared to the third quarter of 2002. Pretax income in the Americas segment increased 17.8 percent to $72.6 million. The company's Coors Light business in Canada posted pretax earnings of $15.1 million, up 36.6 percent from a year ago, driven by high-single-digit volume growth, improved beer pricing and favorable currency exchange rates.


    Europe Segment Results

    Europe net sales increased 6.2 percent in the third quarter of 2003. Sales volume of owned and licensed beverage brands totaled 2,812,000 U.S. barrels (3,299,770 HLs), up 14.7 percent from a year ago. Third quarter Europe segment pretax income of $46.6 million was up 18.9 percent from a year ago. In addition to strong volume growth, Europe segment results benefited from a one-time gain of $3.5 million pretax, or $0.06 per share after tax, on the sale of the rights to the company's Hooper's Hooch flavored alcohol beverage brand in Russia. The gain is included as a reduction in Europe segment Marketing, General & Administrative expense. This sale is consistent with the company's efforts to convert non-core assets into cash and to increase returns on capital.


    Adolph Coors Company will conduct a conference call with financial analysts and investors at noon Eastern Time today to discuss the company's third quarter financial results. A live webcast of the conference call will be accessible via the company's website, www.coors.com , in the "Invest In Us" area of the site. An online replay of the conference call webcast will be available within two hours following the live webcast until 11:59 p.m. Eastern Time on November 23, 2003.


                        (Summary of Operations Follow)


    Forward-Looking Statements

    This press release includes "forward-looking statements" within the meaning of the federal securities laws, commonly identified by such terms as "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer product preferences, industry price discounting, and increases in costs. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions.



                               ADOLPH COORS COMPANY
                       SUMMARY OF OPERATIONS - CONSOLIDATED
                                 3rd QUARTER 2003
                                   (Unaudited)

                             Thirteen Weeks Ended  Thirty-nine Weeks Ended
     (In thousands, except  Sept. 28,   Sept. 29,   Sept. 28,   Sept. 29,
      per share data)          2003        2002        2003        2002

    Barrels of beer and
     other beverages sold       8,772       8,407      24,822      23,794

    Sales - domestic
     and international     $1,420,191  $1,322,722  $3,990,417  $3,630,003
    Beer excise taxes        (379,256)   (321,124) (1,020,965)   (834,814)
    Net sales               1,040,935   1,001,598   2,969,452   2,795,189

    Costs and expenses:
      Cost of goods sold     (650,227)   (636,094) (1,892,788) (1,758,458)
       Gross profit           390,708     365,504   1,076,664   1,036,731

      Marketing, general
       and administrative    (281,313)   (276,359)   (835,435)   (778,084)
      Special charges - net        --          --          --      (1,802)
    Operating income          109,395      89,145     241,229     256,845

      Other (expense)
       income - net                (1)      1,552       6,291       3,908
      Interest expense - net  (13,639)    (16,116)    (47,611)    (34,481)
    Earnings before
     income taxes              95,755      74,581     199,909     226,272
    Income tax expense        (34,327)    (27,962)    (61,333)    (84,834)
    Net income                $61,428     $46,619    $138,576    $141,438

    Net income per share
     (basic)                    $1.69       $1.29       $3.81       $3.92
    Net income per share
     (diluted)                  $1.68       $1.28       $3.79       $3.88

    Weighted average number
     of shares o/s (basic)     36,339      36,193      36,325      36,094
    Weighted average number
     of shares o/s (diluted)   36,575      36,537      36,553      36,497

    Cash dividends declared
     per share                 $0.205      $0.205      $0.615      $0.615

    Note: Results for the first 5 weeks of fiscal 2002 exclude Coors Brewers Limited (U.K.)


                               ADOLPH COORS COMPANY
                         SUMMARY OF OPERATIONS - AMERICAs
                                 3rd QUARTER 2003
                                   (Unaudited)

                              Thirteen Weeks Ended   Thirty-nine Weeks Ended
                              Sept. 28,   Sept. 29,   Sept. 28,   Sept. 29,
    (In thousands)               2003        2002        2003        2002

    Barrels of beer and
     other beverages sold       5,960       5,956      17,284      17,457

    Sales - domestic
     and international       $749,033    $733,953  $2,172,722  $2,162,453
    Beer excise taxes        (108,590)   (109,589)   (313,490)   (316,537)
    Net sales                 640,443     624,364   1,859,232   1,845,916

    Costs and expenses:
      Cost of goods sold     (384,356)   (380,950) (1,123,458) (1,124,755)
       Gross profit           256,087     243,414     735,774     721,161

      Marketing, general
       and administrative    (182,920)   (183,773)   (549,165)   (532,663)
      Special credits - net        --          --          --         840
    Operating income           73,167      59,641     186,609     189,338

      Other (expense)
       income - net              (560)      2,015       2,897       2,008
      Interest expense - net       --          --          --          --
    Earnings before
     income taxes             $72,607     $61,656    $189,506    $191,346


                               ADOLPH COORS COMPANY
                          SUMMARY OF OPERATIONS - EUROPE
                                 3rd QUARTER 2003
                                   (Unaudited)

                              Thirteen Weeks Ended   Thirty-nine Weeks Ended
                              Sept. 28,   Sept. 29,    Sept. 28,  Sept. 29,
    (In thousands)              2003        2002         2003       2002

    Barrels of beer and
     other beverages sold       2,812       2,451       7,538       6,337

    Sales - domestic
     and international       $671,158    $588,769  $1,817,695  $1,467,550
    Beer excise taxes        (270,666)   (211,535)   (707,475)   (518,277)
    Net sales                 400,492     377,234   1,110,220     949,273

    Costs and expenses:
      Cost of goods sold     (265,871)   (255,144)   (769,330)   (633,703)
       Gross profit           134,621     122,090     340,890     315,570

      Marketing, general
       and administrative     (92,149)    (87,036)   (267,566)   (229,012)
      Special charges              --          --          --          --
    Operating income           42,472      35,054      73,324      86,558

      Other (expense)
       income - net               (99)       (438)      2,909         323
      Interest income - net     4,207       4,574      12,960      12,005
    Earnings before
     income taxes             $46,580     $39,190     $89,193     $98,886

    Note: All results prior to 2/2/02 exclude Coors Brewers Limited, leaving only pre-CBL-acquisition Europe results prior to 2/2/02.


                               ADOLPH COORS COMPANY
                        SUMMARY OF OPERATIONS - CORPORATE
                                 3rd QUARTER 2003
                                   (Unaudited)

                               Thirteen Weeks Ended  Thirty-nine Weeks Ended
                               Sept. 28,   Sept. 29,   Sept. 28,  Sept. 29,
    (In thousands)               2003        2002        2003        2002

    Barrels of beer and
     other beverages sold          --          --          --          --

    Sales - domestic and
     international                $--         $--         $--         $--
    Beer excise taxes              --          --          --          --
    Net sales                      --          --          --          --

    Costs and expenses:
      Cost of goods sold           --          --          --          --
       Gross profit                --          --          --          --

      Marketing, general
       and administrative      (6,244)     (5,550)    (18,704)    (16,409)
      Special charges - net        --          --          --      (2,642)
    Operating loss             (6,244)     (5,550)    (18,704)    (19,051)

      Other income
       (expense) - net            658         (25)        485       1,577
      Interest expense - net  (17,846)    (20,690)    (60,571)    (46,486)
    Loss before
     income taxes            $(23,432)   $(26,265)   $(78,790)   $(63,960)




SOURCE  Adolph Coors Company
    -0-                             10/23/2003
    /CONTACT: News Media, Aimee Valdez, +1-303-277-6472, or Investor Relations, Dave Dunnewald, +1-303-279-6565 or Kevin Caulfield,
+1-303-277-6894, all of Adolph Coors Company/
    /Web site:  http://www.coors.com /
    (RKY)

CO:  Adolph Coors Company
ST:  Colorado
IN:  FOD
SU:  ERN CCA